Exhibit 8.1

77 WEST WACKER • SUITE 3500 • CHICAGO, ILLINOIS 60601.1692

TELEPHONE: +1.312.782.3939 • FACSIMILE: +1.312.782.8585

July 18, 2018

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Re:	Registration Statement on Form S-3 filed by DDR Corp.

Ladies and Gentlemen:

We have acted as counsel for DDR Corp., an Ohio corporation (the “Company”), in connection with the registration for resale by certain of the Company’s shareholders identified in the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”) of 20,242,421 common shares, par value $.10 per share, of the Company held by the selling shareholders (the “Common Shares”). The resale of the Common Shares is discussed in the prospectus (the “Prospectus”) constituting a part of the Registration Statement. The Common Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

You have requested our opinion concerning certain federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). In connection with our opinion, we have reviewed and are relying upon (i) the Registration Statement (including the exhibits thereto) and the Prospectus, (ii) the Third Amended and Restated Articles of Incorporation of the Company, as amended, as in effect on the date hereof, (iii) the Amended and Restated Code of Regulations of the Company as in effect on the date hereof, and (iv) such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review, we have also assumed, with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. We have assumed, with your consent, that Retail Value Inc. will be organized and operated in conformity with the requirements to be taxed as a REIT under the Code and will be taxed as a REIT under the Code at all times that it is not a qualified REIT subsidiary of the Company. In addition, we have relied upon the representations contained in a certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company. We have assumed that the statements and representations presented in the Officer’s Certificate are true without regard to any qualification as to knowledge, belief, or intent.

ALKHOBAR ● AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRISBANE ● BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS DETROIT ● DUBAI ● DÜSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● LONDON ● LOS ANGELES ● MADRID ● MELBOURNE MEXICO CITY ● MIAMI ● MILAN ● MINNEAPOLIS ● MOSCOW ● MUNICH ● NEW YORK ● PARIS ● PERTH ● PITTSBURGH ● RIYADH ● SAN DIEGO ● SAN FRANCISCO ● SÃO PAULO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

July 18, 2018

We have made such investigations of law and fact as we have deemed appropriate as a basis for our opinion. However, for purposes of our opinion, we have not made an independent investigation of the facts set forth in the Officer’s Certificate. Our opinion is conditioned on the accuracy and completeness of the assumptions set forth herein and representations made in the Officer’s Certificate and in the Registration Statement (including the Prospectus) and any change or inaccuracy in the representations referred to in the Registration Statement (including the Prospectus) or the Officer’s Certificate may affect our conclusions set forth herein. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware.

Our opinion is based upon current provisions of the Code, the legislative history thereto, the existing applicable United States federal income tax regulations promulgated under the Code, published judicial authority and currently effective published rulings, administrative pronouncements and other guidance of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that

(1)    during the period commencing with the Company’s taxable year ended December 31, 1993 through its taxable year ended December 31, 2017, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2018 and for future taxable years; and

(2)    the statements set forth in the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize United States federal income tax laws or provisions of documents referred to therein, present fair summaries of such laws and documents in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. The qualification and taxation of the Company as a REIT depend upon the ability of the Company to satisfy on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury Regulations promulgated thereunder and described in the Prospectus with regard to (i)

July 18, 2018

organizational and operational matters, including, among other things, the sources of its income, the composition of its assets, and the level of its distributions to holders of the Company’s shares, and (ii) the diversity of ownership of the Company’s shares. Jones Day has not verified and will not review or verify the compliance of the Company with the requirements for qualification and taxation as a REIT on a continuing basis. Accordingly, no assurance can be given that the Company will satisfy the requirements under the Code and the applicable Treasury Regulations for qualification and taxation as a REIT for 2018 and subsequent taxable years.

In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to effect registration of the Common Shares under the Securities Act and to the reference to us under the caption “Certain U.S. Federal Income Tax Considerations” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jones Day